Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-219099) and Form S-8 (Nos. 333-193907, 333-202957, 333-210111, 333-216615, 333-221373, 333-223532, 333-229969, and 333-237132) of Flexion Therapeutics, Inc. of our report dated March 12, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1, as to which the date is May 20, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 20, 2020